Exhibit 99.1

Company Contact:

Charlie Webster

Chief Financial Officer

408-894-0700

Moriah Shilton

Investor Relations

408-952-4356

Tessera Provides Update on Legal Actions

- Files New ITC Complaint against Packaging Assembly Subcontractors -

- Outlines Final Steps in Amkor Arbitration Schedule -

SAN JOSE, Calif. – April 22, 2008 - Tessera Technologies, Inc. (Nasdaq: TSRA), a leading provider of miniaturization technologies for the electronics industry, today provided a status update on its current legal actions.

New ITC Complaint

Tessera has filed a new complaint with the U.S. International Trade Commission (“ITC”) requesting an investigation into the unlawful importation, sale for importation and sale after importation of certain small-format ball grid array (“BGA”) semiconductor packages and products that include such packages.

The named respondents in this complaint include Siliconware Precision Industries Co., Ltd., STATS ChipPAC, Ltd., ASE Inc. and ChipMOS Technologies, Inc., as well as several of these companies’ affiliates. Tessera is alleging infringement of U.S. Patents 5,852,326, 6,433,419 and 5,679,977, all of which have been litigated in prior legal actions that were resolved in Tessera’s favor.

“More and more products that infringe our patents are outsourced for manufacturing abroad and importation into the U.S., in direct competition with our paying licensees,” stated Scot Griffin, senior vice president and general counsel, Tessera. “We have successfully overcome efforts by the named respondents to avoid an ITC action and believe this is the appropriate forum to stop the importation of their products that use Tessera’s technology.”

The complaint seeks, among other relief, an exclusion order barring the importation, sale for importation or sale after importation of products that infringe Tessera’s patents. The ITC is expected to decide whether to initiate an investigation under the complaint within 30 days.

Amkor Arbitration

The hearing in Tessera’s arbitration against Amkor Technology Inc. was completed on April 8th, as scheduled. The three-judge arbitration panel ordered the companies to submit closing briefs in late May and for closing arguments to take place in San Francisco on June 10, 2008. The panel is then expected to issue a written decision.

About Tessera Technologies, Inc.

Tessera is a leading provider of miniaturization technologies for the electronics industry. Tessera provides a broad range of advanced packaging, interconnect, and consumer optics solutions which are widely adopted in high-growth markets including consumer, computing, communications, medical and defense electronics. Tessera’s customers include the world’s top semiconductor companies such as Intel, Samsung, Texas Instruments, Toshiba, Micron and Infineon. The company’s stock is traded on the NASDAQ Stock Market under the symbol TSRA. Tessera is headquartered in San Jose, California. www.tessera.com.

Safe Harbor Statement

This press release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ significantly from those projected. Material factors that may cause results to differ from the statements made include delays, setbacks or losses relating to our intellectual property or intellectual property litigations, or any invalidation or limitation of our key patents; fluctuations in our operating results due to the timing of new license agreements and royalties, or due to legal costs; changes in patent laws, regulation or enforcement, or other factors that might affect our ability to protect our intellectual property; the risk of a decline in demand for semiconductor products; failure by the industry to adopt our technologies; competing technologies; the future expiration of our patents; the future expiration of our license agreements and the cessation of related royalty income; the failure or refusal of licensees to pay royalties; failure to achieve the growth prospects and synergies expected from acquisition transactions; and delays and challenges associated with integrating acquired companies with our existing businesses. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. Tessera’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2007, include more information about factors that could affect the company’s financial results.

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Tessera and the Tessera logo are registered trademarks of Tessera. All other company, brand and product names may be trademarks or registered trademarks of their respective companies.

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